Exhibit 99.1

Signet Jewelers Reports Strong First Quarter Financial Results

Same store sales 3.6%; EPS $1.48, Adjusted EPS $1.62

HAMILTON, Bermuda--(BUSINESS WIRE)--May 28, 2015--Signet Jewelers Limited (“Signet”) (NYSE and LSE: SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended May 2, 2015 (“first quarter Fiscal 2016”). Consolidated results reflect the addition of Zale Corporation, acquired on May 29, 2014, as well as purchase accounting and transaction costs related to that acquisition.

Mark Light, Chief Executive Officer of Signet, said, “We delivered a very strong first quarter of 3.6% same store sales and a 25.6% increase in adjusted EPS. Each of our divisions had impressive same store sales increases, led by our UK division with an increase of 6.2%, while our newest division, Zale, had a 5.6% increase. The Sterling division had a 2.3% same store increase -- its 22nd consecutive quarterly comp increase. These results afforded us the opportunity to repurchase $21.9 million of Signet stock in the first quarter, in-line with our capital allocation plan.

"We continue to see favorable progress of our integration of the Zale division. As we implement new operating initiatives and deploy incremental capital resources, the Zale division has begun, as expected, to grow its same store sales faster than Signet overall. We expect this trend to continue, and we remain well-positioned to meet our goal of $150 million to $175 million in cumulative 3-year operating profit synergies by the end of January 2018.

“I want to congratulate and thank all Signet team members for their contributions to our impressive first quarter results.”

First Quarter Fiscal 2016 Diluted Earnings per Share (“EPS”) Analysis:

First quarter EPS was $1.48. First quarter adjusted EPS was $1.62. Adjusted EPS can be reconciled to EPS as follows:

Adjusted EPS[1]	Purchase accounting adjustments	Transaction costs	Earnings per share
$1.62	$(0.09)	$(0.05)	$1.48

First quarter adjusted EPS was $1.62. On a comparable basis to first quarter Fiscal 2015, EPS was $1.35. A reconciliation is as follows:

Adjusted	Contribution of Zale	Impact of capital structure	EPS on a comparable
EPS(1)	division	and financing	basis
$1.62	$0.20	$0.07	$1.35

EPS on a comparable basis increased $0.06 compared to the 13 weeks ended May 3, 2014 ("first quarter Fiscal 2015") adjusted EPS of $1.29.

Throughout this release, Signet uses adjusted metrics which adjust for purchase accounting and transaction costs in relation to the Zale acquisition. See non-GAAP reconciliation tables.

Financial Guidance:

Signet is providing guidance for the 13 weeks ended August 1, 2015 ("second quarter Fiscal 2016") and a framework for its full year expectations.

Second Quarter Fiscal 2016
Same store sales	2% to 3%
EPS	$0.99 to $1.05
Adjustments per share:
Purchase accounting adjustments	($0.05)
Transaction costs	($0.07) to ($0.06)
Adjusted EPS (EPS less adjustments per share)	$1.11 to $1.16

Fiscal 2016
Effective tax rate	28% to 29%
Capital expenditures	$275 million to $325 million
Net selling square footage growth	2% to 3%

Capital expenditures will be driven primarily by new Kay and Jared stores, store remodels, and approximately $80 million to $90 million directed to the Zale division for information technology infrastructure and stores.

Net selling square footage growth is expected to be driven by the following projected store (and kiosk) changes:

	Gross locations	Net locations	Net square feet
Sterling Jewelers division	up 55 to 65	up 30 to 35	up 3% to 4%
Zale division	up 30 to 35	approximately flat	approximately flat
UK Jewelry division	up 5 to 10	slight increase	slight increase

First quarter Fiscal 2016 Sales Highlights:

Total sales were $1,530.6 million, up $474.5 million or 44.9%, compared to $1,056.1 million in the first quarter Fiscal 2015. The increase was primarily driven by the addition of the Zale division which added $437.1 million of sales to first quarter Fiscal 2016. Same store sales increased 3.6% compared to an increase of 3.3% in the first quarter Fiscal 2015. eCommerce sales in the first quarter were $76.9 million, up $38.2 million or 98.7%, which included $28.6 million of Zale eCommerce sales, compared to $38.7 million in the prior year first quarter.

  Sterling Jewelers division sales increases were driven primarily by Kay and by select diamond jewelry collections; as well as watches. The average transaction price in Sterling increased by 4.7% and the number of transactions decreased by 3.0% due principally to merchandise mix, including bridal and higher price point fashion collections.
  Zale division sales were driven primarily by sales associate training, new marketing creative, and branded bridal and branded diamond fashion merchandise. Total sales were unfavorably impacted by a deferred revenue adjustment of $8.6 million due to purchase accounting.
  UK Jewelry division sales decreases were driven entirely by the unfavorable impact of foreign currency exchange (though the net impact to operating profit from foreign exchange was negligible). The increase in same store sales as well as total sales at constant exchange rates was driven primarily by branded bridal as well as fashion diamond jewelry and fashion watches. The number of transactions and average transaction price for the division increased by 2.6% and 3.6%, respectively. The average merchandise transaction value increased in both H.Samuel and Ernest Jones primarily driven by increases in diamond sales. The number of merchandise transactions increased in both H.Samuel and Ernest Jones due to strong performance in diamond, fashion jewelry and watch sales.

Sales change from previous year
			Total sales
	Same	Non-same	at constant	Exchange
First quarter	store	store	exchange	translation	Total	Total sales
Fiscal 2016	sales¹	sales, net²	rate³	impact³	sales	(in millions)

Kay	3.6%	2.4%	6.0%	—%	6.0%	$596.6
Jared	0.2%	4.2%	4.4%	—%	4.4%	$295.5
Regional brands	(0.8)%	(8.7)%	(9.5)%	—%	(9.5)%	$52.1
Sterling Jewelers division	2.3%	2.2%	4.5%	—%	4.5%	$944.2
Zales Jewelers	6.1%					$297.3
Gordon’s Jewelers	(3.1)%					$20.8
Zale US Jewelry	5.4%					$318.1
Peoples Jewellers	6.6%					$47.2
Mappins	2.9%					$7.6
Zale Canada Jewelry	6.1%					$54.8
Zale Jewelry	5.5%					$372.9
Piercing Pagoda	6.1%					$64.2
Zale division[4]	5.6%					$437.1
H.Samuel	4.2%	0.6%	4.8%	(9.9)%	(5.1)%	$74.8
Ernest Jones	8.3%	0.3%	8.6%	(10.2)%	(1.6)%	$71.7
UK Jewelers division	6.2%	0.4%	6.6%	(10.0)%	(3.4)%	$146.5
Other[5] segment	—%	NM	NM	—%	NM	$2.8
Signet	3.6%	43.3%	46.9%	(2.0)%	44.9%	$1,530.6
Adjusted Signet[3]						$1,539.2
Adjusted Signet excluding Zale[3]						$1,093.5

1.	Based on stores opened for at least 12 months.

2.	Includes all sales from stores not open for 12 months.

3.	Non-GAAP measure.

4.	Same store sales presented for Zale Division to provide comparative performance measures. Year-over-year results not applicable because Signet did not own Zale division in the first quarter of the prior year.

5.	NM - not meaningful. Includes sales from Signet’s diamond sourcing initiative.

First quarter Fiscal 2016 Financial Highlights:

Gross margin was $565.9 million or 37.0% of sales compared to $407.2 million or 38.6% of sales in the first quarter Fiscal 2015. Adjusted gross margin was $581.4 million or 37.8% of adjusted sales. The decrease in the adjusted gross margin rate from prior year of 80 basis points was due to the lower gross margins associated with the Zale division. Zale, which reduced Signet's adjusted gross margin rate by 90 basis points, operates with a lower gross margin structure than the Sterling division and represents an area of focus for improvement. The impact of Zale on Signet’s adjusted gross margin rate was partially offset by higher gross margin rates as follows:

  Gross margin dollars in the Sterling Jewelers division increased $17.9 million compared to the prior year first quarter, reflecting higher sales and a gross margin rate increase of 10 basis points. The gross margin rate expansion was driven principally by an improvement in the merchandise margin due to favorable commodity costs.
  In the UK Jewelry division, gross margin dollars decreased $1.2 million but the gross margin rate increased 10 basis points compared to the prior year first quarter. The decrease in dollars was due to lower total sales as a result of foreign currency translation. The gross margin rate increase was a result of lower store occupancy expenses.

Selling, general and administrative expenses (“SGA”) were $453.2 million or 29.6% of sales compared to $310.5 million or 29.4% of sales in first quarter Fiscal 2015. The $142.7 million increase was primarily due to the addition of the Zale division this year. In addition, included in SGA were $2.3 million of adjustments related to purchase accounting and transaction related expenses in the current year quarter compared to $8.4 million of pre-transaction expenses in the comparable prior year quarter. Adjusted SGA was $450.9 million or 29.3% of sales compared to adjusted SGA of $302.1 million or 28.6% of sales in first quarter Fiscal 2015. The adjusted Signet SGA rate excluding Zale would have also been 29.3%. The difference between the adjusted Signet SGA rate excluding Zale and the prior year first quarter adjusted Signet SGA rate was primarily due to planned higher advertising expense in the Sterling division and higher Signet central costs due to legal and payroll related costs.

Other operating income was $63.5 million compared to $54.0 million in the prior year first quarter, up $9.5 million or 17.6%. This increase was due to the Sterling division’s higher interest income earned from higher outstanding receivable balances.

Operating income was $176.2 million, or 11.5% of sales compared to $150.7 million or 14.3% of sales last year. Included in operating income were adjustments which reduced operating income by $17.8 million in the first quarter compared with adjustments of $8.4 million in the prior year first quarter. Adjusted operating income was $194.0 million, or 12.6% of sales compared to adjusted operating income of $159.1 million or 15.1% of sales last year. The 250 basis point decrease in adjusted operating margins was due to the addition of the Zale division this year. Excluding the Zale division, the adjusted Signet operating margin would have been 15.3%, up 20 basis points compared to last year.

  Operating income in the Sterling Jewelers division was $178.2 million or 18.9% of sales compared to $166.3 million or 18.4% in the prior year first quarter.
  Operating income in the Zale division was $15.5 million or 3.5% of sales.
  Operating income in the UK division was $0.5 million or 0.3% of sales compared to $0.0 in the prior year first quarter.
  Operating loss of the Other operating segment, which includes unallocated corporate administrative costs and the costs of Signet's diamond sourcing initiative, was $18.0 million compared to a loss of $15.6 million in the prior year first quarter, an increase of $2.4 million.

Income tax expense was $46.4 million, an effective tax rate (“ETR”) of 28.1%, compared to $52.3 million, an ETR of 35.1%, in the prior year first quarter. This year’s lower ETR reflects Signet’s amended capital structure and the global financing arrangements utilized to fund the acquisition of Zale.

Balance Sheet and Other Highlights at May 2, 2015:

Cash and cash equivalents were $122.6 million compared to $249.1 million as of May 3, 2014. The lower cash position was due to unfavorable changes to working capital, higher capital spending, higher dividends and share repurchases, and the financing of the Zale acquisition.

For the quarter, Signet repurchased $21.9 million of shares, or 160,298 shares at an average cost of $136.84 per share. As of May 2, 2015, there was $243.7 million remaining under Signet’s 2013 share repurchase authorization program.

Net accounts receivable were $1,499.9 million, up 14.7% compared to $1,308.2 million as of May 3, 2014. In the Sterling Jewelers division the credit participation rate was 60.7% in the 13 weeks ended May 2, 2015 compared to 58.1% in the 13 weeks ended May 3, 2014.

Net inventories were $2,487.8 million, up 63.3% compared to $1,523.9 million as of the prior year period. The increase was due primarily to the acquisition of the Zale division, which had inventories of $895.9 million at the end of first quarter Fiscal 2016. Inventory growth was secondarily driven by new stores and higher diamond inventory associated with our bridal business and diamond sourcing initiative.

Long term debt was $1.4 billion compared to $0.0 in the prior year period due to the financing of the Zale acquisition. On May 28, 2015, Signet amended the note purchase agreement associated with the asset-backed securitization facility to extend the term of the facility by one year to May 2017 with all terms substantially the same as the original agreement.

On May 2, 2015, Signet had 3,589 stores, consisting of the following:

Store count	Jan 31, 2015	Openings	Closures	May 2, 2015
Kay	1,094	19	(2)	1,111
Jared	253	4	(1)	256
Regional brands	157	—	(2)	155
Sterling Jewelers division	1,504	23	(5)	1,522
Zales Jewelers	716	1	(3)	714
Gordon’s Jewelers	69	—	(2)	67
Peoples Jewellers	144	—	—	144
Mappins	43	—	—	43
Zale Jewelry segment	972	1	(5)	968
Piercing Pagoda	605	—	(6)	599
Zale division	1,577	1	(11)	1,567
H.Samuel	302	—	—	302
Ernest Jones	196	2	—	198
UK Jewelry division	498	2	—	500
Signet	3,579	26	(16)	3,589

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website ahead of the conference call. The call details are:

Dial-in: 1-877-201-0168 Access code: 42337761

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com and www.pagoda.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, include statements regarding, among other things, Signet's results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet's business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet's credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet's information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, the impact of stockholder litigation with respect to the acquisition of Zale Corporation, and our ability to successfully integrate Zale's operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the "Risk Factors" section of Signet's Fiscal 2015 Annual Report on Form 10-K filed with the SEC on March 26, 2015. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

The Company uses adjusted metrics, which adjust for purchase accounting and transaction costs related to the Zale acquisition and the contribution of the Zale division to give investors information as to the Company’s results without regard to the expenses associated with the May 2014 acquisition of Zale Corporation. Signet is furnishing the following schedules in order to provide further visibility into the components of Adjusted Signet results until the third quarter of Fiscal 2016.

Non-GAAP Reconciliation for the first quarter ended May 2, 2015 (in mil. of $ except per share data)
		Purchase	Transaction
	Adjusted Signet	Accounting(1)	Costs(2)	Signet
Sales	1,539.2	(8.6)	—	1,530.6
Cost of sales	(957.8)	(6.9)	—	(964.7)
Gross margin	581.4	(15.5)	—	565.9
Selling, general and administrative expenses	(450.9)	4.1	(6.4)	(453.2)
Other operating income, net	63.5	—	—	63.5
Operating income (loss)	194.0	(11.4)	(6.4)	176.2
Interest expense, net	(11.0)	—	—	(11.0)
Income before income taxes	183.0	(11.4)	(6.4)	165.2
Income taxes	(52.8)	4.0	2.4	(46.4)
Net income (loss)	130.2	(7.4)	(4.0)	118.8
Earnings per share – diluted	1.62	(0.09)	(0.05)	1.48

Signet's First quarter Guidance	$1.57 to $1.62	($0.12) to ($0.10)	$(0.03)	$1.42 to $1.49

Additional schedule for the first quarter ended May 2, 2015 ($ in mil. except per share data)
	Adjusted Signet
	excluding Zale(3)		Zale operations		Adjusted Signet
Sales	1,093.5	100.0%	445.7	100.0%	1,539.2	100.0%
Cost of sales	(670.1)	(61.3)%	(287.7)	(64.6)%	(957.8)	(62.2)%
Gross margin	423.4	38.7%	158.0	35.4%	581.4	37.8%
Selling, general and administrative expenses	(320.5)	(29.3)%	(130.4)	(29.3)%	(450.9)	(29.3)%
Other operating income, net	64.2	5.9%	(0.7)	(0.1)%	63.5	4.1%
Operating income	167.1	15.3%	26.9	6.0%	194.0	12.6%
Interest expense, net	(10.2)	(0.9)%	(0.8)	(0.1)%	(11.0)	(0.7)%
Income before income taxes	156.9	14.4%	26.1	5.9%	183.0	11.9%
Income taxes	(42.6)	(3.9)%	(10.2)	(2.3)%	(52.8)	(3.4)%
Net income (loss)	114.3	10.5%	15.9	3.6%	130.2	8.5%
Earnings per share – diluted	$1.42		$0.20		$1.62

1.	Includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Similar to the Sterling Jewelers division, historically, Zale Corporation deferred the revenue generated by the sale of lifetime warranties and recognized revenue in relation to the pattern of costs expected to be incurred, which included a profit margin on activities related to the initial selling effort. In acquisition accounting, deferred revenue is only recognized when a legal performance obligation is assumed by the acquirer. The fair value of deferred revenue is determined based on the future obligations associated with the outstanding plans at the time of the Acquisition. The acquisition accounting adjustment results in a reduction to the deferred revenue balance from $183.8 million to $93.3 million as of May 29, 2014 as the fair value was determined through the estimation of costs remaining to be incurred, plus a reasonable profit margin on the estimated costs. Revenues generated from the sale of extended services plans subsequent to the Acquisition are recognized in revenue in a manner consistent with Signet’s methodology. Additionally, accounting adjustments include the recognition of a portion of the inventory fair value step-up of $32.2 million and amortization of acquired intangibles.

2.	Transaction costs include transaction-related and integration expenses associated with advisor fees for legal, tax, accounting and consulting expenses. These costs are included within Signet’s Other segment.

3.	Includes capital structure and financing costs.

Non-GAAP Reconciliation for the first quarter ended May 3, 2014 (in mil. of $ except per share data)

		Transaction
	Adjusted Signet	Costs(1)	Signet
Sales	1,056.1	—	1,056.1
Cost of sales	(648.9)	—	(648.9)
Gross margin	407.2	—	407.2
Selling, general and administrative expenses	(302.1)	(8.4)	(310.5)
Other operating income, net	54.0	—	54.0
Operating income (loss)	159.1	(8.4)	150.7
Interest expense, net	(1.0)	(0.8)	(1.8)
Income before income taxes	158.1	(9.2)	148.9
Income taxes	(54.2)	1.9	(52.3)
Net income (loss)	103.9	(7.3)	96.6
Earnings per share – diluted	$1.29	$(0.09)	$1.20

1.	Transaction costs include pre-acquisition transaction-related expenses associated with bridge financing and advisor fees for legal, tax, accounting and consulting expenses. These costs are included within Signet’s Other segment.

Condensed Consolidated Income Statements
(Unaudited)

		13 weeks ended
(in millions, except per share amounts)		May 2, 2015	May 3, 2014
Sales		1,530.6	1,056.1
Cost of sales		(964.7)	(648.9)
Gross margin		565.9	407.2
Selling, general and administrative expenses		(453.2)	(310.5)
Other operating income, net		63.5	54.0
Operating income		176.2	150.7
Interest expense, net		(11.0)	(1.8)
Income before income taxes		165.2	148.9
Income taxes		(46.4)	(52.3)
Net income		118.8	96.6
Earnings per share:	basic	$1.49	$1.21
	diluted	$1.48	$1.20
Weighted average common shares outstanding:	basic	80.0	79.9
	diluted	80.2	80.3
Dividends declared per share		$0.22	$0.18

Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except par value per share amount)	May 2, 2015	February 2, 2015	May 3, 2014
Assets
Current assets:
Cash and cash equivalents	122.6	193.6	249.1
Accounts receivable, net	1,499.9	1,567.6	1,308.2
Other receivables	56.5	63.6	47.1
Other current assets	132.4	137.2	91.0
Deferred tax assets	5.7	4.5	2.7
Income taxes	5.3	1.8	10.7
Inventories	2,487.8	2,439.0	1,523.9
Total current assets	4,310.2	4,407.3	3,232.7
Non-current assets:
Property, plant and equipment, net	668.7	665.9	494.0
Goodwill	520.7	519.2	26.8
Intangible assets, net	445.9	447.1	—
Other assets	141.1	140.0	93.5
Deferred tax assets	119.9	111.1	114.8
Retirement benefit asset	38.1	37.0	59.8
Total assets	6,244.6	6,327.6	4,021.6
Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	44.8	97.5	8.8
Accounts payable	256.5	277.7	163.1
Accrued expenses and other current liabilities	420.5	482.4	293.8
Deferred revenue	244.0	248.0	174.4
Deferred tax liabilities	158.9	145.8	123.9
Income taxes	28.3	86.9	32.2
Total current liabilities	1,153.0	1,338.3	796.2
Non-current liabilities:
Long-term debt	1,356.2	1,363.8	—
Other liabilities	224.4	230.2	121.6
Deferred revenue	597.3	563.9	457.3
Deferred tax liabilities	21.8	21.0	2.7
Total liabilities	3,352.7	3,517.2	1,377.8
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 80.2 shares outstanding (January 31, 2015: 80.3 outstanding; May 3, 2014: 80.2 outstanding)	15.7	15.7	15.7
Additional paid-in capital	265.2	265.2	258.8
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 7.0 shares (January 31, 2015: 6.9 shares; May 3, 2014: 7.0 shares)	(393.2)	(370.0)	(362.3)
Retained earnings	3,238.1	3,135.7	2,895.0
Accumulated other comprehensive loss	(234.3)	(236.6)	(163.8)
Total shareholders’ equity	2,891.9	2,810.4	2,643.8
Total liabilities and shareholders’ equity	6,244.6	6,327.6	4,021.6

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	13 weeks ended
(in millions)	May 2, 2015	May 3, 2014
Cash flows from operating activities:
Net income	118.8	96.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41.8	28.0
Amortization of unfavorable leases and contracts	(8.8)	—
Pension benefit	—	(0.6)
Share-based compensation	3.3	3.2
Deferred taxation	6.9	9.4
Excess tax benefit from exercise of share awards	(5.1)	(7.7)
Amortization of debt discount and issuance costs	0.9	1.0
Other non-cash movements	2.2	(0.6)
Changes in operating assets and liabilities:
Decrease in accounts receivable	67.7	66.2
Decrease (increase) in other receivables and other assets	5.8	(1.7)
(Increase) decrease in other current assets	(1.7)	0.7
Increase in inventories	(43.7)	(19.9)
Decrease in accounts payable	(19.0)	(4.2)
Decrease in accrued expenses and other liabilities	(71.1)	(42.7)
Increase in deferred revenue	27.7	14.9
Decrease in income taxes payable	(57.9)	(68.0)
Pension plan contributions	(0.8)	(1.1)
Net cash provided by operating activities	67.0	73.5
Investing activities
Purchase of property, plant and equipment	(42.9)	(28.1)
Purchase of available-for-sale securities	(1.4)	—
Proceeds from sale of available-for-sale securities	3.5	—
Net cash used in investing activities	(40.8)	(28.1)
Financing activities
Dividends paid	(14.4)	(12.0)
Proceeds from issuance of common shares	0.1	1.0
Excess tax benefit from exercise of share awards	5.1	7.7
Repayments of term loan	(5.0)	—
Proceeds from securitization facility	638.2	—
Repayments of securitization facility	(638.2)	—
Payment of debt issuance costs	—	(3.0)
Repurchase of common shares	(19.1)	(11.4)
Net settlement of equity based awards	(8.7)	(15.3)
Principal payments under capital lease obligations	(0.3)	—
Repayment of short-term borrowings	(55.0)	(10.5)
Net cash used in financing activities	(97.3)	(43.5)
Cash and cash equivalents at beginning of period	193.6	247.6
(Decrease) increase in cash and cash equivalents	(71.1)	1.9
Effect of exchange rate changes on cash and cash equivalents	0.1	(0.4)
Cash and cash equivalents at end of period	122.6	249.1

CONTACT:
Signet Jewelers
Investors:
James Grant, VP Investor Relations, +1 330-668-5412
or
Media:
David Bouffard, VP Corporate Affairs, +1 330-668-5369